UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 19, 2005

Lightbridge, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21319	04-3065140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30 Corporate Drive, Burlington, Massachusetts		01803
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-359-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

We entered into a settlement agreement executed as of May 19, 2005 with Lucent Technologies, Inc. under which we received payment of $1.4 million in settlement of a lawsuit between Lucent and ourselves involving a payment dispute under a Software Acceptance and Distribution Agreement. In exchange for the payment, we released Lucent from all claims arising out of either the Agreement or the software product that was subject to the Agreement.

We entered into executive retention agreements dated as of May 23, 2005 with each of Timothy C. O’Brien, our Chief Financial Officer; Eugene J. DiDonato, our Vice President and General Counsel; and Roy Banks, President of Authorize.Net. The retention agreements provide that, in the event that within two (2) years following a change of control (as defined in the retention agreement), the executive’s employment is terminated without cause, or the executive terminates his employment for good reason (as defined in the retention agreement), then the executive shall be entitled to the payment of an amount equal to the sum of (a) one times the executive’s base salary plus (b) an amount equal to one times the executive’s prior year’s bonus. The executive is also entitled to acceleration of vesting of any unvested shares under any option granted to the executive, and to the payment of specified benefit continuation costs for a period of 12 months.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightbridge, Inc.

May 25, 2005	By:	/s/ Eugene J. DiDonato

Name: Eugene J. DiDonato
Title: Vice President and General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	10.1 Form of Executive Retention Agreement
10.2	10.2 Settlement Agreement dated May 19, 2005 between Lightbridge, Inc. and Lucent Technologies, Inc.